EXHIBIT 3.1

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES E CONVERTIBLE PREFERRED STOCK
                                       OF
                          INTELECT COMMUNICATIONS, INC.

      Intelect Communications, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of nine thousand six hundred (9,600) shares of Series E Convertible Preferred Stock of the Company, as follows:

            RESOLVED, that the Company is authorized to issue 9,600 shares of Series E Convertible Preferred Stock (the "PREFERRED SHARES"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

      (1) DIVIDENDS. The Preferred Shares shall not bear any dividends.

      (2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 2.

            (a) CERTAIN DEFINED TERMS. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                  (i) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                  (ii) "FIXED CONVERSION PRICE" means (I) with respect to the Initial Preferred Shares (as defined in the Securities Purchase Agreement) $1.80, (II) with respect to the Mandatory Preferred Shares (as defined in the Securities Purchase Agreement), the lesser of (a) $1.80 or (b) lowest Closing Bid Price (as defined below) of the Common Stock during the ten (10) consecutive trading days immediately preceding the date the Initial Registration Statement (as defined in the Registration Rights Agreement) is filed with the SEC and
(III) with respect to the Additional Preferred Shares (as defined in the Securities Purchase Agreement), $3.00, in each case as subject to adjustment as provided herein.

                  (iii) "FLOATING CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Market Price for the Common Stock.

                  (iv) "CONVERSION PERCENTAGE" means eighty-three and one-half percent (83.5%), subject to adjustment as provided herein.

                  (v) "MARKET PRICE" means, with respect to any security, that price which shall be computed as the arithmetic average of the two (2) lowest Closing Bid Prices for such security during the forty (40) consecutive trading days immediately preceding such date of determination. (All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

                  (vi) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Bid Price" being substituted for the term "Market Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (vii) "CLOSING SALE PRICE" means, for any security as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Sale Price" being substituted for the term "Market Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (viii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date (as defined below) for the Preferred Shares for which conversion is being elected.

                  (ix) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

                  (x) "INITIAL ISSUANCE DATE" means the first Issuance Date on which Preferred Shares are issued.

                  (xi) "MANDATORY CONVERSION DATE" means the date which is five
(5) years after the applicable Issuance Date, unless extended pursuant to
Section 3(u) of the Registration Rights Agreement (as defined below), which extension shall be equal to one and one-half (1 1/2) times the aggregate number of days of all Grace Periods (as defined in Section 3(u) of the Registration Rights Agreement).

                  (xii) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (xiii)"PRINCIPAL MARKET" means the Nasdaq National Market.

                  (xiv) "STATED VALUE" means $1,000.

                  (xv) "CONVERSION AMOUNT" means the sum of (A) the Additional Amount (as defined below), provided that the Company has not elected to pay the Additional Amount in cash as described in Section 2(b) below, and (B) the Stated Value.

                  (xvi) "ADDITIONAL AMOUNT" means the result of the following formula: (.08)(N/365)(Stated Value).

                  (xvii) "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement between the Company and the initial holders of the Preferred Shares.

                  (xviii) "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the initial holders of the Preferred Shares.

            (b) HOLDER'S CONVERSION RIGHT; MANDATORY CONVERSION. Subject to the provisions of Section 2(d) below, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(e), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(e). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

            The Company shall have the right to elect to pay the Additional Amount in cash, in lieu of conversion to Common Stock in accordance with this Section 2. If the Company elects to pay the Additional Amount in cash, such cash shall be paid simultaneously with the delivery to the holder of the certificates representing the Common Stock issuable upon conversion in accordance with Section 2(e) below. The Company shall advise each holder of Preferred Shares in writing (the "CASH DIVIDEND NOTICE") that (i) until such time as the Company shall terminate the Cash Dividend Notice, by providing written notice (the "TERMINATION NOTICE"), the Additional Amount shall be paid in cash and (ii) the effective date of such Cash Dividend Notice, which date shall be at least 5 business days after the date such Cash Dividend Notice is deemed to have been delivered pursuant to Section 9(f) of the Securities Purchase Agreement (as defined below). The Termination Notice shall be effective one (1) business day after the date such Termination Notice is deemed to have been delivered pursuant to Section 9(f) of the Securities Purchase Agreement unless a later date shall be specified in such Termination Notice.

            (c) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                Conversion Amount
                                -----------------
                                Conversion Price

            (d) LIMITATIONS ON BENEFICIAL OWNERSHIP. The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert any Preferred Shares pursuant to
      Section 2(b) in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 2(d), in determining the number of outstanding shares Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any a holder, the Company shall immediately confirm orally and in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

            (e) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

                  (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as EXHIBIT I (the "CONVERSION NOTICE") to the Company's designated transfer agent (the "TRANSFER AGENT") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                  (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                  (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) business day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Market Price or arithmetic calculation of the Conversion Rate within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Market Price to an independent, reputable investment bank selected by the Company and approved by the holders of a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                  (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                  (v)   COMPANY'S FAILURE TO TIMELY CONVERT.

                        (A) CASH DAMAGES. If within three business days after the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and a copy of the Conversion Notice (the "SHARE DELIVERY PERIOD") the Transfer Agent shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(e)(ii) (a "CONVERSION FAILURE"), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date after such third (3rd) business day such conversion is not timely effected and/or such Preferred Stock Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(e)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(e)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(e)(ii) and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock or such Preferred Stock Certificate, as the case may be, to such holder without violating Section 2(e)(ii). If the Company fails to pay the additional damages set forth in this Section 2(e)(v) within five business days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                  (B) VOID CONVERSION NOTICE; ADJUSTMENT TO CONVERSION Price. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) business day after the expiration of the Share Delivery Period with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Transfer Agent, with a copy to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion

Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(e)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice.

                  (vi) PRO RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                  (vii) MECHANICS OF MANDATORY CONVERSION. On the Mandatory Conversion Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Transfer Agent and all outstanding Preferred Shares shall be converted as of such date as if the holders of such Preferred Shares had given the Conversion Notice for all such shares on the Mandatory Conversion Date; provided that the Mandatory Conversion Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 2(d), (B) a Triggering Event shall have occurred and be continuing or (C) any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. All holders of Preferred Shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent, provided that the Company has complied with its obligations under this Section 2(e).

            (f) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

            (g) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(g).

                  (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If and whenever on or after the date of issuance of the Preferred Shares, the Company issues or sells, or in accordance with this Section 2(g) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below), the conversion of the Preferred Shares or upon the exercise, exchange or conversion of the Excluded

Securities (as defined below)) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to such consideration per share. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(g)(i), the following shall be applicable:

                        (A) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(g)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                        (B) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(g)(i)(B), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(g)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2(g)(i)(B) to the extent that such adjustment is based solely on the fact that such Convertible Securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                        (C) CHANGE IN OPTION PRICE OR RATE OF CONVERSION.
If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(g)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

                        (D) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five business days after the tenth
(10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                        (E) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase

Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (F)   CERTAIN DEFINITIONS.  For purposes of this
Section 2(g)(i), the following terms have the respective meanings set forth below:

                              (I)   "APPROVED STOCK PLAN" shall mean any
employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company.

                              (II)  "COMMON STOCK DEEMED OUTSTANDING" means,
at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(g)(i)(A) and 2(g)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

                              (III) "OPTIONS" means any rights, warrants or
options to subscribe for or purchase Common Stock or Convertible Securities.

                              (IV) "CONVERTIBLE SECURITIES" means any stock
or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                              (V) "EXCLUDED SECURITIES" means (a) any
Common Stock or securities convertible into or exercisable for Common Stock or equity which may be issued upon the exercise or conversion of securities outstanding on the Issuance Date, (b) any securities issued or to be issued following the Issuance Date (and Common Stock issuable upon the exercise or conversion of such securities) to placement agents and advisors in connection with the transactions contemplated hereby, and (c) any securities to be issued to the buyers of the Company's Series C Convertible Preferred Stock (the "SERIES C PREFERRED") and the Company's Series D Convertible Preferred Stock (the "SERIES D PREFERRED") in connection with that certain letter agreement, dated January 8, 1999, between the Company and the buyers of the Series C Preferred and the Series D Preferred, as amended on January 28, 1999.

                  (ii) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (III) ADJUSTMENT OF FIXED CONVERSION PRICE UPON MAJOR CORPORATE EVENT ANNOUNCEMENT. In the event of the public announcement of a Major Transaction (as defined below) where the date of the announcement referred to above is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Fixed Conversion Price shall, effective upon the Announcement Date and continuing through and including the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for a conversion by the holder on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Section 2(c). For purposes hereof, "ADJUSTED CONVERSION PRICE TERMINATION DATE" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this Section 2(g)(iii) has been made, the date upon which the Company or other Person publicly announces the consummation, termination or abandonment of the proposed Major Transaction which was the subject of the previous public announcement.

                  (iv) HOLDER'S RIGHT OF ALTERNATIVE FLOATING CONVERSION PRICE FOLLOWING ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells Convertible Securities that are convertible into or exchangeable for Common Stock at a price which may vary with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "VARIABLE PRICE") and such Variable Price is not calculated using the same formula used to calculate the Floating Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities. From and after the date the Company issues any such Convertible Securities with a Variable Price, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Floating Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Floating Conversion Price then in effect. A holder's election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on a Variable Price for any future conversions of Preferred Shares.

                  (v) ADJUSTMENT OF CONVERSION PRICE FOR FAILURE TO FILE OR TO OBTAIN AND MAINTAIN EFFECTIVENESS OF REGISTRATION STATEMENT. If (i) the Registration Statement covering the resale of all the applicable Registrable Securities (as defined in the Registration Rights Agreement) and required to be filed by the Company pursuant to the Registration Rights Agreement is not (A) filed with the Securities and Exchange Commission (the "SEC") on or before the applicable Scheduled Filing Date (as defined in the Registration Rights Agreement) or (B) declared effective by the SEC on or before the applicable Scheduled Effective Date (as defined in the Registration Rights Agreement) or
(ii) on any day after the Registration Statement has been declared effective by the SEC, sales of all the Registrable Securities required to be included in a Registration Statement cannot be made pursuant to the respective Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder of Preferred Shares by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Percentage and the Fixed Conversion Price shall be adjusted as follows:

                              (A)   CONVERSION PERCENTAGE.  The Conversion
      Percentage in effect at such time shall be reduced by a number of percentage points equal to the sum of (a) 2.0, if the Registration Statement is not filed by the Scheduled Filing Date, PLUS (b) 2.0, if the Registration Statement is not declared effective by the Scheduled Effective Date, PLUS (c) the product of (I) .067 MULTIPLIED by (II) the sum of (x) the number of days after the Scheduled Filing Date that the relevant Registration Statement has not been filed with the SEC, (y) the number of days after the Scheduled Effective Date that the relevant Registration Statement has not been declared effective by the SEC and (z) the number of days that sales cannot be made pursuant to the relevant Registration Statement in accordance with the Registration Rights Agreement after such Registration Statement has been declared effective (such number of days being collectively referred to as the "REGISTRATION STATEMENT DEFAULT DAYS"); and

                              (B)   FIXED CONVERSION PRICE.  The Fixed
      Conversion Price in effect at such time shall be reduced by an amount equal to the product of (y) the Fixed Conversion Price in effect as of the Issuance Date MULTIPLIED by (z) the sum of (I) .02, if the Registration Statement is not filed by the Scheduled Filing Date, PLUS (II) .02, if the Registration Statement is not declared effective by the Scheduled Effective Date, PLUS (III) the product of (x) .00067 MULTIPLIED by (y) the sum of the Registration Statement Default Days.

                  (vi) OTHER EVENTS. If any event occurs of the type contemplated by the provisions of this Section 2(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(g). Notwithstanding anything in this Section 2 to the contrary, there shall be no adjustment of the Fixed Conversion Price upon the issuance, exercise, exchange, or conversion into Common Stock or equity of any of the Excluded Securities.

                  (vii) NOTICES.

                        (A)   Immediately upon any adjustment of the
Conversion Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                        (B) The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                        (C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

      (3) REDEMPTION AT OPTION OF HOLDERS.

            (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Preferred Shares contained herein, upon the consummation of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Liquidation Preference (as defined in Section 8) of such share and (ii) the product of (A) the Conversion Rate on such date and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such date on which the Principal Market, or the market or exchange where the Common Stock is then traded, is open for trading ("MAJOR TRANSACTION REDEMPTION PRICE").

            (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Liquidation Preference of such share and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer Upon a Triggering Event (as defined below) and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Triggering Event on which the Principal Market, or the market or exchange where the Common Stock is then traded, is open for trading ("TRIGGERING EVENT

      REDEMPTION PRICE" and, collectively with "MAJOR TRANSACTION REDEMPTION PRICE," the "REDEMPTION PRICE").

            (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                  (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) involving the issuance, exchange or sale of more than 40% of the shares of Common Stock then outstanding;

                  (ii) the sale or transfer of all or substantially all of the Company's or any of its Subsidiaries' assets or the sale or transfer of greater than 50% of the shares of any Subsidiary held by the Company; or

                  (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 40% of the outstanding shares of Common Stock.

            (d) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                  (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 30 days after the Scheduled Effective Date;

                  (ii) subject to Section 3(u) of the Registration Rights Agreement, while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares;

                  (iii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market, New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period (provided that such failure shall not constitute a Triggering Event if caused by holders of Preferred Shares pursuant to Section 4(c) below);

                  (iv) the Company's or the Transfer Agent's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, or the failure of the Transfer Agent to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designations within 10 business days after the receipt by the Transfer Agent of the Conversion Notice;

                  (v) upon the Company's receipt of a Conversion Notice, the Company shall not be obligated to issue the Conversion Shares due to the provisions of Section 12;

                  (vi) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 days.

            (e) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each holder of Preferred Shares, which notice shall include the date by which a holder receiving a Notice of Major Transaction must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five business days after the date of the Notice of Major Transaction (the "MAJOR TRANSACTION RESPONSE DATE")). The Company shall publicly disclose the material facts of such Major Transaction prior to or concurrently with providing the Notice of Major Transaction, such public disclosure to be made not later than 10 days prior to the consummation of such Major Transaction. At any time after receipt of a Notice of Major Transaction and prior to the Major Transaction Response Date (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time prior to the consummation of a Major Transaction) any holder of Preferred Shares then outstanding may require the Company to redeem all of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a).

            (f) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to
      Section 3(b) above.

            (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notices and each holder which has sent such a notice shall promptly submit to the Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such holder within five business days after the Company's receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event or concurrently with the consummation of a Major Transaction if the Company shall have received a Notice of Redemption at Option of Buyer Upon Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 2.0% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

            (h) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(g), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer Upon Triggering Event or the Notice of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice,
      (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, (iii) the Fixed

      Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and
      (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company, and (iv) the Conversion Percentage in effect at such time shall be reduced by a number of percentage points equal to the product of (A) .25 and (B) the number of days in the period beginning on the date which is five business days after the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

            (i) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Closing Bid Price" and/or "Closing Sale Price", as the case may be, being substituted for the term "Market Price" and the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 3 shall have priority to payments to holders of capital stock which is ranked junior to the Preferred Stock in connection with a Major Transaction and shall be PARI PASSU with any Pari Passu Shares (as defined in Section 8) which have redemption rights in the event of a Major Transaction similar to the Preferred Shares. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

      (4)   OTHER RIGHTS OF HOLDERS.

            (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

            (b) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            (c) FORCED DELISTING. If a redemption voided pursuant to Section 3(h) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Exchange Cap (as defined in Section
      12), and if so directed by the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including shares of Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid, in a Void Optional Redemption Notice, the Company shall immediately delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded on the electronic bulletin board or the "pink sheets".

      (5)   COMPANY'S RIGHT TO REDEEM IN LIEU OF CONVERSION.

            (a) RIGHT TO REDEEM. Notwithstanding Section 2 but subject to the terms and conditions of this Section 5, at any time after the Initial Issuance Date, the Company may elect to redeem Preferred Shares submitted for conversion in lieu of converting such Preferred Shares, provided that the Conversion Price for such Preferred Shares submitted for conversion (as reflected in the Conversion Notice) is less than or equal to 90% of the Market Price on the Issuance Date (approximately adjusted for any stock split, stock dividend, stock combination or similar transaction) of such Preferred Shares (a "COMPANY REDEMPTION IN LIEU OF CONVERSION"). If the Company elects to redeem some, but not all, of the Preferred Shares submitted for conversion, the Company shall redeem a pro rata amount from each holder of Preferred Shares submitted for conversion on the applicable date based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the total number of Preferred Shares submitted for conversion on such date.

            (b) REDEMPTION PRICE OF COMPANY REDEMPTION IN LIEU OF Conversion. The "REDEMPTION PRICE OF COMPANY REDEMPTION IN LIEU OF CONVERSION" shall be an amount per Preferred Share equal to the product of (A) 105%, (B) the Conversion Rate of the Preferred Shares on the date such Preferred Shares are submitted for conversion and (C) the Closing Sale Price of the Common Stock on the date the applicable Preferred Shares are submitted for conversion.

            (c) MECHANICS OF COMPANY REDEMPTION IN LIEU OF CONVERSION. The Company shall exercise its right to redeem pursuant to this Section 5 by delivering written notice by facsimile and overnight courier ("NOTICE OF COMPANY REDEMPTION IN LIEU OF CONVERSION") to (A) each holder of the Preferred Shares and (B) the Transfer Agent. Such Notice of Company Redemption in Lieu of Conversion shall confirm the time period during which the Company may effect Company Redemption in Lieu of conversion, which period shall begin on and include the date which is five business days after the date of receipt by all of the holders' of the Notice of Redemption in Lieu of Conversion and shall end on and include the date which is 30 calendar days after the fifth business day following the date of receipt by all of the holders of the Notice of Redemption in Lieu of Conversion (the "REDEMPTION IN LIEU OF CONVERSION PERIOD"). The Company may terminate a Redemption in Lieu of Conversion Period at any time with respect to Preferred Shares which have not been submitted for conversion by delivering written notice of such termination to each holder of Preferred Shares by facsimile and overnight courier at least five business days prior to the effective date of such termination. Notwithstanding anything to the contrary in this Section 6, the Company shall convert Preferred Shares pursuant to Section 2 if such Preferred Shares are submitted for conversion (i) before the beginning, or after the effective date of the termination, of the Redemption in Lieu of Conversion Period,
      (ii) for a Conversion Price greater than or equal to the Redemption in Lieu of Conversion Trigger Price or (iii) are in excess of such holder's pro rata allocation of the maximum number of Preferred Shares the Company indicated that it would redeem in its Notice of Company Redemption in Lieu of Conversion.

            (d) PAYMENT OF REDEMPTION PRICE. The Company shall pay the Redemption Price of Company Redemption in Lieu of Conversion to the holder of the Preferred Shares being redeemed in cash within three days after the Conversion Date giving rise to such redemption. If the Company shall fail to pay the applicable Redemption Price of Company Redemption in Lieu of Conversion to such holder on a timely basis as described in this Section 5(d), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (pro rated daily) until paid in full. Until the Company pays such unpaid applicable Redemption Price of Company Redemption in Lieu of Conversion in full to a holder of Preferred Shares, such holder shall have the option (the "VOID COMPANY REDEMPTION OPTION") to, in lieu of redemption, (A) require the Company to promptly return to such holder all of the Preferred Shares that were submitted for redemption by such holder under this Section 5 and for which the applicable Redemption Price of Company Redemption in Lieu of Conversion has not been paid or (B) to convert those Preferred Shares for which the applicable Redemption Price of the Company Redemption in Lieu of Conversion has not been paid at a Conversion Price equal to the lesser of (I) the Conversion Price applicable to such conversion on the date on which such Preferred Shares were originally presented for conversion and (II) the Conversion Price which would have been in effect if such Preferred Shares were presented for conversion on the business day immediately following the last day on which the Company could have effected a timely Company Redemption in Lieu of Conversion, by sending written notice thereof via facsimile to the Transfer Agent, with a copy to the Company (the "VOID COMPANY REDEMPTION NOTICE"). Upon the Company's receipt of such Void Company Redemption Notice prior to payment of the full Redemption Price of Company Redemption in Lieu of Conversion, (x) the Company's Redemption in Lieu of Conversion shall be null and void with respect to those Preferred Shares submitted for conversion and for which cure has not been effected and the Redemption Price of Company Redemption in lieu of Conversion has not been paid, (y) the Transfer Agent shall immediately return any Preferred Shares submitted to the Transfer Agent by such holder for conversion and for which cure has not been effected and the Redemption Price of Company Redemption in Lieu of Conversion has not been paid and (z) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (1) the Fixed Conversion Price as in effect on the date such holder delivered its Void Company Redemption Notice and (2) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date such holder delivered its Void Company Redemption Notice. Notwithstanding the foregoing, if the Company fails to pay the applicable Redemption Price of Company Redemption in Lieu of Conversion to a holder within the time period described in this Section 5(d) due to a dispute as to the arithmetic calculation of the Redemption Price of Company Redemption in Lieu of Conversion, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term

      "Redemption Price of Company Redemption in Lieu of Conversion" being substituted for the term "Conversion Rate." If the Company fails to timely effect a Company Redemption in Lieu of Conversion in accordance with this
      Section 5, the Company shall not be allowed to submit another Notice of Company Redemption in Lieu of Conversion without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding.

            (e) COMPANY MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Company shall not be entitled to send any Notice of Company Redemption in Lieu of Conversion pursuant to Section 5(b) and begin the redemption procedure under this Section 5, unless it has:

                  (i) the full amount of the Redemption Price of Company Redemption in Lieu of Conversion in cash, available in a demand or other immediately available account in a bank or similar financial institution;

                  (ii) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Preferred Shares, in the full amount of the Redemption Price of Company Redemption in Lieu of Conversion;

                  (iii) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any Preferred Shares that are not converted prior to a Company Redemption in Lieu of Conversion; or

                  (iv) a combination of the items set forth in the preceding clauses (i), (ii) and (iii), aggregating the full amount of the Redemption Price of Company Redemption in Lieu of Conversion.

      (6) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.

      Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

      (7) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

      (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount (the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

      (9) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Preferred Shares shall rank PARI PASSU with the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock in respect to the preferences as to distribution and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

      (10)  INTENTIONALLY OMITTED.

      (11) RESTRICTION ON REDEMPTION AND DIVIDENDS. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, except that no such consent shall be required for the Company to adopt, as approved by its directors, a shareholder rights plan and to effect any dividend or distribution of a right, junior preferred stock, or other similar security in connection with such plan to the extent that the rights, stock or similar security attach equally to all such Common Stock including any Common Stock issued or issuable upon conversion of the Preferred Shares.

      (12) LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded, except that such limitation shall not apply in the event that the Company

      (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market, or the market or exchange where the Common Stock is then traded, (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding or (c) the required number of holders of Preferred Shares exercise their rights pursuant to
      Section 4(c) to have the Common Stock delisted from the Principal Market. Until such approval or written opinion is obtained or such action has been taken by the required number of holders, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

      (13) VOTE TO CHANGE THE TERMS OF OR ISSUE ADDITIONAL PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares or (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

      (14) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

      (15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      (16) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

      (17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

              *** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ***

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Herman M. Frietsch its Chief Executive Officer, as of the ____ day of March 1999.

                                          INTELECT COMMUNICATIONS, INC.


                                          By:
                                          Name: Herman M. Frietsch
                                          Its:  Chief Executive Officer

                                    EXHIBIT I

                                     ISSUER
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Intelect Communications, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series E Preferred Stock , par value $0.01 per share (the "PREFERRED SHARES"), of Intelect Communications, Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

      Date of Conversion:

      Number of Preferred Shares to be converted:

      Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

      Conversion Price:

      Number of shares of Common Stock to be issued:

      Is the alternative Floating Conversion Price being relied on pursuant to
      Section 2(g)(iv) of the Certificate of Designations? (check one) YES ____ No ____

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

      Issue to:



      Facsimile Number:

      Authorization:
                                       By:
                                     Title:

      Dated:

      Account Number:
        (if electronic book entry transfer):

      Transaction Code Number (if electronic book entry transfer):